Preliminary Pricing Supplement ARN-98 (To the Prospectus dated June 30, 2017, the Prospectus Supplement dated June 30, 2017, and the Product Supplement EQUITY ARN-1 dated May 7, 2020)	Subject to Completion Preliminary Pricing Supplement dated May 12, 2020	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	May , 2020 June , 2020 July , 2021
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Accelerated Return Notes® Linked to the SPDR® Gold Trust

▪    Maturity of approximately 14 months

▪    3-to-1 upside exposure to increases in the Underlying Fund, subject to a capped return of [15.00% to 19.00%]

▪    1-to-1 downside exposure to decreases in the Underlying Fund, with up to 100% of your principal at risk

▪    All payments occur at maturity and are subject to the credit risk of Credit Suisse AG

▪    No periodic interest payments

▪    In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”.

▪    Limited secondary market liquidity, with no exchange listing

▪    The notes are senior unsecured debt securities and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction

The notes are being issued by Credit Suisse AG (“Credit Suisse”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet, “Additional Risk Factors” beginning on page TS-8 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement EQUITY ARN-1.

The initial estimated value of the notes as of the pricing date is expected to be between $9.40 and $9.80 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-14 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)………………………………	$ 10.00	$
Underwriting discount(1)…………………………….	$ 0.20	$
Proceeds, before expenses, to Credit Suisse……	$ 9.80	$

(1)	For any purchase of 500,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

May , 2020

Accelerated Return Notes® Linked to the SPDR® Gold Trust, due July , 2021

Summary

The Accelerated Return Notes® Linked to the SPDR® Gold Trust, due July , 2021 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction and are not secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Credit Suisse. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the SPDR® Gold Trust (the “Underlying Fund”), is greater than the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Fund, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Capped Value) are based on the rate we are currently paying to borrow funds through the issuance of market-linked notes (our “internal funding rate”) and the economic terms of certain related hedging arrangements. Our internal funding rate for market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit rate”). This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. These costs will be effectively borne by you as an investor in the notes, and will be retained by us and BofAS or any of our respective affiliates in connection with our structuring and offering of the notes. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This range of estimated values reflects terms that are not yet fixed and was determined based on our valuation of the theoretical components of the notes in accordance with our pricing models. These include a theoretical bond component valued using our internal funding rate, and theoretical individual option components valued using mid-market pricing. You will not have any interest in, or rights to, the theoretical components we use to determine the estimated value of the notes. The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-14.

Terms of the Notes		Redemption Amount Determination
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch.	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	The SPDR® Gold Trust (Bloomberg symbol: “GLD”)
Starting Value:	The Closing Market Price of the Market Measure on the pricing date
Ending Value:	The average of the Closing Market Prices of the Market Measure times the Price Multiplier on each calculation day occurring during the Maturity Valuation Period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-24 of product supplement EQUITY ARN-1.
Participation Rate:	300%
Capped Value:	[$11.50 to $11.90] per unit, which represents a return of [15.00% to 19.00%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Market Measure, as described beginning on page PS-27 of product supplement EQUITY ARN-1.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-14.
Joint Calculation Agents:	Credit Suisse International and BofA Securities, Inc. (“BofAS”), acting jointly.

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the SPDR® Gold Trust, due July , 2021

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY ARN-1 dated May 7, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320009208/dp127846_424b2-arn1.htm

▪	Prospectus supplement and prospectus dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Credit Suisse.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪    You You anticipate that the Underlying Fund will increase moderately from the Starting Value to the Ending Value.

▪    You You are willing to risk a loss of principal and return if the Underlying Fund decreases from the Starting Value to the Ending Value.

▪    You You accept that the return on the notes will be capped.

▪    You You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪    You You are willing to forgo dividends or other benefits of owning shares of the Underlying Fund or the assets held by the Underlying Fund.

▪    You You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪    You You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪    You You believe that the Underlying Fund will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪    You You seek principal repayment or preservation of capital.

▪    You You seek an uncapped return on your investment.

▪    You You seek interest payments or other current income on your investment.

▪    You You want to receive dividends or other distributions paid on shares of the Underlying Fund or the assets held by the Underlying Fund.

▪    You You seek an investment for which there will be a liquid secondary market.

▪    You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the SPDR® Gold Trust, due July , 2021

Hypothetical Payout Profile

The graph below is based on hypothetical numbers and values.

Accelerated Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 300% and a Capped Value of $11.70 per unit (the midpoint of the Capped Value range of [$11.50 to $11.90]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Underlying Fund, excluding dividends.

This graph has been prepared for purposes of illustration only.
See below table for a further illustration of the range of hypothetical payments at maturity.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, Capped Value, and term of your investment.

The following table is based on a Starting Value of 100, the Participation Rate of 300% and a hypothetical Capped Value of $11.70 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the SPDR® Gold Trust, due July , 2021

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
60.00	-40.00%	$6.00	-40.00%
70.00	-30.00%	$7.00	-30.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
100.00(1)	0.00%	$10.00	0.00%
103.00	3.00%	$10.90	9.00%
105.67	5.67%	$11.70(2)	17.00%
110.00	10.00%	$11.70	17.00%
116.34	16.34%	$11.70	17.00%
120.00	20.00%	$11.70	17.00%
130.00	30.00%	$11.70	17.00%
140.00	40.00%	$11.70	17.00%
150.00	50.00%	$11.70	17.00%
160.00	60.00%	$11.70	17.00%

(1)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.

(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

For recent actual prices of the Market Measure, see “The Underlying Fund” section below. The Ending Value will not include any income generated by dividends paid on the Underlying Fund, which you would otherwise be entitled to receive if you invested in the Underlying Fund directly. In addition, all payments on the notes are subject to issuer credit risk.

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the SPDR® Gold Trust, due July , 2021

Redemption Amount Calculation Examples

Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 80.00
= $8.00 Redemption Amount per unit

Example 2
The Ending Value is 104.00, or 104.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 104.00
= $11.20 Redemption Amount per unit

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $11.70 per unit

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the SPDR® Gold Trust, due July , 2021

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY ARN-1 identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Underlying Fund as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Underlying Fund or the assets held by the Underlying Fund.

▪	The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our proprietary pricing models. These pricing models consider certain factors, such as our internal funding rate on the pricing date, interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect. Because our pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by us (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.

▪	Our internal funding rate for market-linked notes is typically lower than our secondary market credit rates, as further described in “Structuring the Notes” on page TS-14. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be greater than if we had used our secondary market credit rates in valuing the notes.

▪	The public offering price you pay for the notes will exceed the initial estimated value. This is due to, among other transaction costs, the inclusion in the public offering price of the underwriting discount and the hedging related charge, as further described in “Structuring the Notes” on page TS-14.

▪	Assuming no change in market conditions or other relevant factors after the pricing date, the market value of your notes may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the inclusion in the public offering price of the underwriting discount and the hedging related charge and the internal funding rate we used in pricing the notes, as further described in “Structuring the Notes” on page TS-14. These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the notes, including changes in the price of the Underlying Fund, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S, BofAS or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. BofAS has advised us that any repurchases by MLPF&S, BofAS or their affiliates will be made at prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups. If you sell your notes to a dealer other than MLPF&S or BofAS in a secondary market transaction, the dealer may impose its own discount or commission. BofAS has also advised us that, at its discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S or BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. That higher price reflects costs that were included in the public offering price of the notes, and that higher price may also be initially used for account statements or otherwise. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trading in shares of the Underlying Fund or the assets held by the Underlying Fund), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	The sponsor and investment advisor of the Underlying Fund may adjust the Underlying Fund in a way that could adversely affect the value of the notes and the Redemption Amount, and these entities have no obligation to consider your interests.

▪	You will have no rights of a holder of the shares of the Underlying Fund or the assets held by the Underlying Fund.

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to the SPDR® Gold Trust, due July , 2021

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own shares of the Underlying Fund or the assets held by the Underlying Fund, we, MLPF&S, BofAS and our respective affiliates do not control any asset held by the Underlying Fund and we have not verified any disclosure made by any other company.

▪	There are liquidity and management risks associated with the Underlying Fund.

▪	The performance of the Underlying Fund may not correlate with the performance of the price of gold as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of shares of the Underlying Fund and/or assets held by the Underlying Fund may be adversely affected, sometimes materially.

▪	Risks associated with the price of gold or the underlying assets of the Underlying Fund will affect the share price of the Underlying Fund and hence, the value of the notes.

▪	The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Fund. See “Description of ARNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-27 of product supplement EQUITY ARN-1.

▪	There may be potential conflicts of interest involving the calculation agents, one of which is our affiliate and one of which is BofAS. We have the right to appoint and remove the calculation agents.

▪	As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part.

▪	The U.S. federal tax consequences of an investment in the notes are unclear – There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the notes described herein is respected, there is a substantial risk that a note will be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Additional Risk Factors

There are risks associated with the Underlying Fund — Although shares of the Underlying Fund are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying Fund or that there will be liquidity in the trading market. The Underlying Fund is subject to management risk, which is the risk that the Underlying Fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Underlying Fund's investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by such Underlying Fund. Any of these actions could adversely affect the price of the shares of the Underlying Fund and consequently the value of the note. For additional information on the SPDR® Gold Trust, see “The Underlying Fund” herein.

Commodity prices are characterized by high and unpredictable volatility, which could lead to a high and unpredictable volatility in the Underlying Fund – The market prices of gold, which comprise the SPDR® Gold Trust, tend to be highly volatile. Commodity market prices are not related to the value of a future income or earnings stream, as tends to be the case with fixed-income and equity investments, but are subject to rapid fluctuations based on numerous factors, including changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. Many commodities are also highly cyclical. These factors may have a larger impact on commodity prices and commodity-linked instruments than on traditional fixed-income and equity securities. These variables may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. These and other factors may affect the price of the Underlying Fund, and thus the value of your notes, in unpredictable or unanticipated ways. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

The value of the SPDR® Gold Trust may not fully replicate the performance of the price of gold – The performance of the SPDR® Gold Trust may not fully replicate the performance of the price of gold due to the fees and expenses charged by the SPDR® Gold Trust, restrictions on access to gold or other circumstances. The SPDR® Gold Trust does not generate any income and as the SPDR® Gold Trust regularly sells gold to pay for its ongoing expenses, the amount of gold represented by the SPDR® Gold Trust has gradually declined over time. The SPDR® Gold Trust sells gold to pay expenses on an ongoing basis irrespective of whether the trading price of the SPDR® Gold Trust rises or falls in response to changes in the price of gold. The sale of the SPDR® Gold Trust’s gold to pay expenses at a time of low gold prices could adversely affect the value of the SPDR® Gold Trust. Additionally, there is a risk that

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to the SPDR® Gold Trust, due July , 2021

part or all of the SPDR® Gold Trust’s gold could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

There are risks in securities relating to commodities trading on the London Bullion Market Association – The value of the SPDR® Gold Trust is closely related to the price of gold. Gold is traded on the London Bullion Market Association (“LBMA”). The LBMA is a self-regulated association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold and silver may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of commodities trading on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to the SPDR® Gold Trust, due July , 2021

The Underlying Fund

All disclosures contained in this term sheet regarding the Underlying Fund, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, World Gold Trust Services, LLC, the sponsor of the SPDR® Gold Trust. The SPDR® Gold Trust is an investment trust that seeks to reflect the performance of the price of gold bullion, less the expenses of the Trust’s operations. The Underlying Fund may be discontinued at any time. The consequences of such discontinuance are discussed in the section entitled “Description of ARNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-27 of product supplement EQUITY ARN-1. None of us, the calculation agents, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Underlying Fund or any successor fund.

The Underlying Fund is an investment trust that seeks to reflect the performance of the price of gold bullion, less the expenses of the Trust’s operations. The Underlying Fund issues SPDR® Gold Shares (the “Shares”), which represent units of fractional undivided beneficial interest in and ownership of the Underlying Fund. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the Underlying Fund, or the Trustee, HSBC Bank plc is the custodian of the Underlying Fund (the “Custodian”), and State Street Global Advisors Funds Distributors, LLC (formerly State Street Global Markets, LLC) is the marketing agent of the Underlying Fund (the “Marketing Agent”). The Underlying Fund intends to issue additional Shares on a continuous basis through its Trustee. The Underlying Fund is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and its sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, or a commodity trading advisor.

The Shares may be purchased from the Underlying Fund only in one or more blocks of 100,000 Shares (a block of 100,000 Shares is called a “Basket”). The Underlying Fund issues Shares in Baskets to certain authorized participants (the “Authorized Participants”), on an ongoing basis. Baskets are offered continuously at the net asset value (the “NAV”), for 100,000 Shares on the day that an order to create a Basket is accepted by the Trustee.

The investment objective of the Underlying Fund is to reflect the performance of the price of gold bullion, less the Underlying Fund’s expenses. The Underlying Fund holds gold bars. The Underlying Fund issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The Shares of the Underlying Fund are intended to offer investors an opportunity to participate in the gold market through an investment in securities. The ownership of the Shares of the Underlying Fund is intended to overcome certain barriers to entry in the gold market, such as the logistics of buying, storing and insuring gold.

The Shares of the Underlying Fund represent units of fractional undivided beneficial interest in and ownership of the Underlying Fund, the primary asset of which is allocated (or secured) gold. The Underlying Fund is not managed like a corporation or an active investment vehicle. The gold held by the Underlying Fund will be sold only: (1) on an as-needed basis to pay the Underlying Fund’s expenses, (2) in the event the Underlying Fund terminates and liquidates its assets or (3) as otherwise required by law or regulation.

Creation and Redemption

The Underlying Fund creates and redeems the Shares from time to time, but only in one or more Baskets. The creation and redemption of Baskets requires the delivery to the Underlying Fund or the distribution by the Underlying Fund of the amount of gold and any cash represented by the Baskets being created or redeemed, the amount of which is based on the combined NAV of the number of Shares included in the Baskets being created or redeemed. The initial amount of gold required for deposit with the Underlying Fund to create shares for the period from the formation of the Underlying Fund to the first day of trading of the Shares on the NYSE was 10,000 ounces per Basket. The number of ounces of gold required to create a Basket or to be delivered upon the redemption of a Basket gradually decreases over time, due to the accrual of the Underlying Fund’s expenses and the sale of the Underlying Fund’s gold to pay the Underlying Fund’s expenses. Baskets may be created or redeemed only by authorized participants, who pay a transaction fee for each order to create or redeem Baskets and may sell the Shares included in the Baskets they create to other investors.

Valuation of Gold; Computation of Net Asset Value

The Trustee determines the NAV of the Underlying Fund on each day that NYSE Arca is open for regular trading at the earlier of (i) the afternoon session of the twice daily determination of the price of an ounce of gold through an auction by the London Bullion Market Association (the “LBMA”), administered by the ICE Benchmark Administration (the “IBA”), which starts at 3:00 PM London, England time, or the LBMA Gold Price PM, or (ii) 12:00 PM New York time. The LBMA Gold Price PM is determined by participants in a physically settled, electronic and tradable auction. The LBMA Gold Price PM replaced the previously established London PM Gold Fix on March 20, 2015. The NAV of the Underlying Fund is the aggregate value of the Underlying Fund’s assets less its estimated accrued but unpaid liabilities (which include accrued expenses). In determining the Underlying Fund’s NAV, the Trustee values the gold held by the Underlying Fund based on the LBMA Gold Price PM for an ounce of gold. The Trustee also determines the NAV per Share.

The Custodian is HSBC Bank plc and is responsible for the safekeeping of the Underlying Fund’s gold bars transferred to it in connection with the creation of Baskets by Authorized Participants. The Custodian also facilitates the transfer of gold in and out of the Underlying Fund through gold accounts it maintains for Authorized Participants and the Underlying Fund. The Custodian is a market maker, clearer and approved weigher under the rules of the LBMA

Because the Underlying Fund is registered under the Securities Exchange Act of 1934, the Underlying Fund is required to file periodically certain financial and other information specified by the SEC. Information filed by the SPDR® Gold Trust with the SEC under the Securities Exchange Act of 1934 can be found by reference to its SEC file numbers: 001-32356 and 333-217785.

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This term sheet relates only to the notes and does not relate to the Underlying Fund. None of us, MLPF&S, BofAS or any of our respective affiliates has participated or will participate in the preparation of the publicly available documents described below. None of us, MLPF&S, BofAS or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Fund in connection with the offering of the notes. None of us, MLPF&S, BofAS or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Fund are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Fund, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Fund could affect the price of the Underlying Fund and therefore could affect your return on the notes. The selection of the Underlying Fund is not a recommendation to buy or sell the Underlying Fund or any asset held by the Underlying Fund.

The Underlying Fund trades on the NYSE Arca under the symbol “GLD.”

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The following graph shows the daily historical performance of the Underlying Fund on its primary exchange in the period from January 1, 2010 through May 11, 2020. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On May 11, 2020 the Closing Market Price of the Underlying Fund was $159.42. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of the Underlying Fund

This historical data on the Underlying Fund is not necessarily indicative of the future performance of the Underlying Fund or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Fund during any period set forth above is not an indication that the price per share of the Underlying Fund is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Fund.

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Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

BofAS has informed us that MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

BofAS has advised us as follows: MLPF&S, BofAS or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. BofAS has informed us that at MLPF&S’s and BofAS’s discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Fund and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

BofAS has informed us that, as of the date of this term sheet, it expects that if you hold your notes in a BofAS account, the value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do; and that estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. Any such price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Credit Suisse or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•	the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•	a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•	a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

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Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Underlying Fund. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, the internal funding rate we use in pricing market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be higher than if the initial estimated value was based our secondary market credit rates.

Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Fund. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Fund, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to ARNs” beginning on page PS-6 and “Supplemental Use of Proceeds and Hedging” on page PS-20 of product supplement EQUITY ARN-1.

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United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the notes or instruments that are similar to the notes. In the opinion of our counsel, Davis Polk & Wardwell LLP, a note should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a note, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the note. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

Even if the treatment of the notes as described herein is respected, there is a substantial risk that your purchase of a note will be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your notes would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your notes, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. In addition, long-term capital gain that you would otherwise recognize in respect of your notes up to the amount of the “net underlying long-term capital gain” could, if you are an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the notes. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax advisor regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the notes, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the notes as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer

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participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

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